PRESS RELEASE
INX Announces Sale of Remaining Valerent, Inc. Subsidiary Operations
HOUSTON—(BUSINESS WIRE)—INX Inc., (Nasdaq:INXI), today announced the closing of a transaction in which it sold all of its remaining Valerent, Inc. (“Valerent”) subsidiary operations.
On October 3, 2006 the Company announced that it had sold a portion of the Valerent operations in one transaction and that it expected to sell the remainder of such operations in a separate transaction that was expected to close within approximately two weeks. Today’s announcement is in regards to such second transaction, in which all remaining Valerent operations were sold.
Commenting on the announcement, James H. Long, Chairman and CEO of INX, stated, “We are pleased to bring this endeavor to a conclusion so that we are now able to focus all of our attention and efforts on continuing to grow and improve our core business.”
ABOUT INX INC.:
INX Inc. (Nasdaq:INXI — News) is a network infrastructure professional services firm delivering best-of-class “Business Ready Networks” to enterprise organizations. INX offers a full suite of Advanced Technology solutions that support the entire life-cycle of IP Communications systems. Services include design, implementation and support of IP network infrastructure for enterprise organizations including routing and switching, IP Telephony, messaging, wireless, network storage and security. Operating in a highly focused manner provides a level of expertise that enables us to better compete in the markets we serve. Our customers for enterprise-level Cisco-centric advanced technology solutions include large enterprises organizations such as corporations, public schools as well as federal, state and local governmental agencies. Because we have significant experience implementing and supporting the critical technology building blocks of IP Telephony systems and other IP Communications advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.
Contact:
INX Inc., Houston
Brian Fontana, 713-795-2000
  or
Investor Relations:
PR Financial Marketing
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com